EXHIBIT 10.68

RETENTION AWARD AGREEMENT

THIS RETENTION AWARD AGREEMENT (the “Agreement”), effective as of the “Effective Time” within the meaning of the Agreement and Plan of Merger by and among Duke Energy Corporation, Forest Subsidiary, Inc. and Piedmont Natural Gas Company, Inc. (“Piedmont”), dated as of October 24, 2015 (the “Merger Agreement”), is made by and between Frank H. Yoho (the “Executive”) and Duke Energy Corporation (individually, “Duke Energy” and, collectively with its directly and indirectly held majority or greater-owned subsidiaries or affiliates, referred to herein as the “Company”).

1.    Contingent Award.

(a)
Grant of Retention Award. In consideration of the Executive’s service for the Company, Duke Energy hereby grants to the Executive the opportunity to earn a retention award (the “Retention Award”) pursuant to the terms of this Agreement in the amount of $2,300,000.

(b)
Vesting Schedule. Subject to earlier forfeiture as described below, the Retention Award shall become fully vested in its entirety if the Executive is continuously employed by the Company until the earlier of (i) the third anniversary of the Effective Time, (ii) the date the Executive voluntarily retires from Duke Energy, as long as the Executive provides at least 90 days advance written notice of his intent to retire and such retirement occurs on or after January 1, 2019, (iii) the date the Executive becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Code”), or (iv) the Executive’s death. For purposes of this Agreement, the Executive will be treated as if he retires if he voluntarily terminates employment other than for “Good Reason” as such term is defined in his Severance Agreement with Piedmont Natural Gas Company, Inc., dated September 4, 2007 (“Severance Agreement”).

(c)
Forfeiture of Retention Award. The Executive shall forfeit the Retention Award in its entirety upon failing to remain continuously employed with the Company until the date on which the Retention Award vests in accordance with Section 1(b) hereof. For purposes of clarity, the parties specifically acknowledge and agree that under absolutely no circumstance can the Executive receive a payment under both the Retention Award and under his Severance Agreement, and the Retention Award shall be forfeited (or repaid if previously paid) in its entirety in the event that the Executive is or becomes entitled to any payment under the Severance Agreement.

2.
Payment of Earned Retention Award. In the event the Retention Award becomes vested in accordance with Section 1(b)(i), the Executive (or the Executive's estate in the event of the Executive's death) shall be entitled to receive a lump sum cash payment equal to the Retention Award (without interest) within 30 days following the third anniversary of the Effective Time. In the event the Retention Award becomes vested in accordance with Section 1(b)(ii), 1(b)(iii) or 1(b)(iv), the Executive (or the Executive's estate in the event of the Executive's death) shall be entitled to receive a lump sum cash payment equal to the Retention Award (without interest) within 30 days following the first business day after separation from service, or such later date as required by Section 4, below. Upon the vesting and/or payment of the Retention Award, the Company shall have the right to deduct from such amount such taxes as are, in the reasonable opinion of the Company, required to be withheld with respect to such vesting and/or payment. No payments made pursuant to this Agreement will be considered when determining the Executive’s benefits under the Company’s other benefit plans (e.g., 401(k) plan, defined benefit pension plan, etc.).

3.
Miscellaneous. The contingent rights set forth in this Agreement are not transferable otherwise than by will or the laws of descent and distribution. Nothing in this Agreement shall restrict the right of the Company to terminate the Executive’s employment at any time with or without cause. The terms of this Agreement shall be binding upon and inure to the benefit of Duke Energy, its successors and assigns, and the Executive and the Executive’s beneficiaries, executors, administrators, heirs and successors. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has been omitted. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement. Except to the extent pre-empted by federal law, this Agreement and the Executive’s rights under it shall be construed and determined in accordance with the laws of the State of North Carolina. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes all prior communications, representations and negotiations in respect thereto. For purposes of clarity, however, nothing in this Agreement shall be construed to limit in any way the effectiveness of the Executive’s wavier of certain rights pursuant to that letter agreement between the Executive and the Company dated August 4, 2016. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Duke Energy, or its delegate, shall have final authority to interpret and construe this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Executive and the Executive’s legal representative in respect of any questions arising under this Agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties. Any payments to the Executive under this Agreement shall be paid from the Company’s general assets, and the Executive shall have the status of a general unsecured creditor with respect to the Company’s obligations to make payments under this Agreement.

4.
Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Retention Award not result in unfavorable tax consequences to the Executive under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). The Corporation and the Executive agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that Duke Energy shall not be required to assume any increased economic burden. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to him under this Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following his separation from service (or upon his death, if earlier).

5.
Restrictive Covenants.  In consideration of the Retention Award, the Executive agrees that during the period beginning with termination of employment and ending with the earlier of the second anniversary of termination of employment or the fifth anniversary of the Effective Time, the Executive shall not for any reason, directly or indirectly, without the prior written consent of Duke Energy: (i) become employed, engaged or involved with a competitor (defined below) of the Company in a position that involves: providing services that relate to or are similar in nature or purpose to the services performed by the Executive for the Company at any time during his previous three years of employment with the Company (including predecessors); or, supervision, management, direction or advice regarding such services; either as principal, agent, manager, employee, partner, shareholder, director, officer or consultant (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market); or (ii) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of the Company to reduce, terminate, restrict or otherwise alter (to the Company’s detriment) its business relationship with the Company. The noncompetition obligations of clause (i) of the preceding sentence shall be effective only with respect to a “competitor” of the Company, which is understood to mean any person or entity in competition with the Company, and more particularly those persons and entities in the businesses of:  production, transmission, distribution, or retail or wholesale marketing or selling of electricity or natural gas; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity, natural gas or derivatives thereof; energy management and the provision of energy solutions; development and operation of power generation, transmission and distribution facilities, and sales and marketing of electric power and natural gas, domestically and abroad; and any other business in which the Company is engaged at the termination of the Executive’s employment; and within the following geographical areas: (i) any country in the world (other than the United States) where the Company has at least $25 million in capital deployed as of termination of the Executive’s employment; (ii) the states of Colorado, Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Minnesota, Mississippi, New York, North Carolina, Tennessee, Ohio, Pennsylvania, South Carolina, Texas, Vermont, Wisconsin and Wyoming; and (iii) any other state in the United States where the Company has at least $25 million in capital deployed as of the termination of the Executive’s employment.  Duke Energy and the Executive intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including geographical areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including geographical areas.  If any part of this Section is held to be unenforceable because of the duration, scope or geographical area covered, Duke Energy and the Executive agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or geographical area. The Executive’s agreement to the restrictions provided for in this Agreement and Duke Energy’s agreement to provide the Retention Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if the Executive breaches any material restriction on the Executive provided for in this Agreement or if the enforceability of any material restriction on the Executive provided for in this Agreement is challenged and found unenforceable by a court of law then Duke Energy shall, at its election, have the right to (i) cancel the Retention Award, or (ii) recover from the Executive any amount paid hereunder.  This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of the Executive’s promises under the Agreement, and not as a liquidated damages clause.  Nothing herein shall (i) reduce or eliminate Duke Energy’s right to assert that the restrictions provided for in this Agreement are fully enforceable as written, or as modified by a court, or (ii) eliminate, reduce, or compromise the application of temporary or permanent injunctive relief as a fully appropriate and applicable remedy to enforce the restrictions provided for herein, in addition to recovery of damages or other remedies otherwise allowed by law.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date set forth herein.

EXECUTIVE	DUKE ENERGY CORPORATION
/s/ FRANKLIN H. YOHO Franklin H. Yoho	By: /s/ MELISSA H. ANDERSON_________ Melissa H. Anderson Executive Vice President, Administration & Chief Human Resources Officer